Exhibit 107

Calculation of Filing Fee Tables

FORM S-8

(Form Type)

ParaZero Technologies Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary Shares, par value NIS 0.02 per share, reserved for issuance pursuant to the Global Share Incentive Plan (2022)(2)	Rule 457(c) and Rule 457(h)	2,500,000	$1.355	$3,387,500.00	0.0001531	$518.63
	Total Offering Amounts					$3,387,500.00		$518.63
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Net Fee Due							$518.63

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also includes an indeterminate number of additional shares that become issuable under the ParaZero Technologies Ltd. Global Share Incentive Plan (2022) (the “Plan”), as a result of anti-dilution provisions described therein by reason of any dividend, share split, recapitalization or other similar transaction effected without the receipt of consideration leading to an increase in the number of outstanding shares.

(2)	Represents ordinary shares issuable upon vesting or exercise of awards granted under the Plan as well as future award grants under the Plan and the corresponding proposed maximum offering price per share, which is estimated solely for the purposes of calculating the registration fee under Rule 457(c) and Rule 457(h) under the Securities Act, is based on the average of the high and low prices for the Company’s ordinary shares as quoted on the Nasdaq Capital Market on February 14, 2025.